Exhibit 99.2
January 22, 2010
Dear Lodgian Associates,
On behalf of the board of directors and our executive management team, I am very pleased to report that earlier today, we announced that Lodgian signed a definitive agreement to merge with an affiliated fund of Lone Star (“Lone Star”). Lone Star will pay $2.50 per share for all of the outstanding common stock of Lodgian.
Lone Star is a global investment firm that acquires debt and equity assets including corporate, commercial real estate, single family-residential, and consumer debt products. The Lone Star family of funds was established in 1995 and has since organized private equity funds totaling approximately $24 billion of capital that has been invested globally through Lone Star’s world wide network of affiliate offices. Lone Star is headquartered in Dallas, Texas and has offices worldwide. Lone Star’s website is www.lonestarfunds.com.
We expect to be a much more financially sound company following the closing of this transaction, which we expect to occur in the second quarter of 2010.
I am sure that many of you will have questions that I have not answered in this letter concerning this transaction and what it means to our hotels and to you as a Lodgian employee. I will hold a call later today to answer those questions.
Thank you for your continued support. I look forward to speaking with you later today.
Sincerely,
Daniel E. Ellis
President and Chief Executive Officer
Lodgian, Inc.